Exhibit 99.1

Berkshire Hills Bancorp, Inc. Reiterates Commitment to Shareholder Value Creation

BOSTON – February 16, 2021 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today issued the following statement in response to a press release and letter from HoldCo Asset Management, LP (“HoldCo”):

Berkshire is a purpose-driven organization focused on enhancing shareholder value and delivering for all of our stakeholders, including customers, employees and the communities we serve. Consistent with that mission, we take the views of our shareholders seriously and regularly listen to their perspectives on the Company’s strategy and progress. Members of Berkshire’s management team have already contacted HoldCo representatives since they issued their letter to understand their views, and we will continue this dialogue.

On January 25, Berkshire announced that its Board of Directors appointed Nitin J. Mhatre as the Company’s new CEO. The appointment of Mr. Mhatre was the culmination of a comprehensive, national search process conducted by the Board with the guidance of a leading executive search firm to find the right candidate to lead Berkshire into its next chapter. Berkshire’s Board chose Mr. Mhatre to lead the Company for, among other reasons, his decades of experience driving growth and profitability in community and global banks; his proven leadership qualities in a range of roles building customer-centric cultures; his commitment to technology-driven innovation and digital transformation; and his vision, passion and integrity.

We will continue constructive engagement with all shareholders to achieve our mission. Under the leadership of our new CEO, we look forward to sharing a more comprehensive plan and providing updates on our progress as we move forward.

About Berkshire Hills Bancorp

Berkshire Hills Bancorp is the parent of Berkshire Bank, a 21st century community bank pursuing purpose driven performance based on its Be FIRST corporate responsibility culture. Headquartered in Boston, Berkshire operates 127 banking offices in seven Northeastern states, with approximately $12.8 billion in assets.

Forward-Looking Statements

This document contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire's most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov.

Further, given its ongoing and dynamic nature, it is difficult to predict what continued effects the novel coronavirus (COVID-19) pandemic will have on our business and results of operations. The pandemic and the related local and national economic disruption may result in a continued decline in demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; an increase in our allowance for loan losses; a decline in the value of loan collateral, including real estate; a greater decline in the yield on our interest-earning assets than the decline in the cost of our interest-bearing liabilities; and increased cybersecurity risks, as employees increasingly work remotely.

Accordingly, you should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

Investor Relations Contacts:

James Moses, CFO/SEVP

jmoses@berkshirebank.com

(617) 641-9281

David Gonci, Capital Markets Director

dgonci@berkshirebank.com

(413) 281-1973